UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 24, 2011
Calavo Growers, Inc.

(Exact name of registrant as specified in its charter)

California	000-33385	33-0945304

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1141-A Cummings Road
Santa Paula, California 93060

(Address of principal executive offices) (Zip code)
(805) 525-1245

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On March 24, 2011, the Board of Directors of Calavo Growers, Inc. amended the Bylaws of Calavo Growers, Inc. by adding the following Section 5.10:
     Section 5.10 Lost, Stolen, Destroyed, or Mutilated Certificates. If the holder of any shares of the Corporation’s stock alleges that the certificate evidencing such shares has been lost, stolen, destroyed, or mutilated, the Corporation may issue to the holder a new certificate for such shares upon the surrender of the mutilated certificate or, in the case of the loss, theft, or destruction of the certificate, upon satisfactory proof of such loss, theft, or destruction, including an affidavit from the holder attesting to such loss, theft, or destruction of the certificate, and upon such other terms as the Board of Directors may specify in its sole discretion. The Board of Directors may, in its sole discretion, condition the issuance of a replacement certificate upon the holder’s delivery of (a) a satisfactory bond, in such sum and with such surety as the Board of Directors may specify, to protect the Corporation and its transfer agent against any claim that may be made (and liabilities and expenses that may be incurred) on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate and/or (b) a satisfactory indemnification agreement executed by the holder and indemnifying the Corporation and/or its transfer agent against any claim that may be made (and liabilities and expenses that may be incurred) on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate. A replacement certificate may be issued without requiring a surety bond or an indemnification agreement when, in the sole judgment of the Board of Directors, it is appropriate to do so.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAVO GROWERS, INC.
March 30, 2011	By:	/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors, Chief Executive Officer and President